September 11, 2018	Registration Statement Nos. 333-222672 and 333-222672-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Bank of America Corporation and the Common Stock of Celgene Corporation due August 31, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated August 24, 2018, related to the notes referred to above (the “pricing supplement”):

•	the closing price of one share of the capital stock of International Business Machines Corporation on August 24, 2018 (the “Pricing Date”) was $146.04 and the closing price of one share of the common stock of Bank of America Corporation on the Pricing Date was $30.89; and
•	accordingly, the Initial Value and the Interest Barrier and Trigger Value for each of these two Reference Stocks are as set forth below:
Reference Stock	Bloomberg Ticker Symbol	Initial Value	Interest Barrier / Trigger Value
Capital stock of International Business Machines Corporation, par value $0.20 per share	IBM	$146.04	$94.926
Common stock of Bank of America Corporation, par value $0.01 per share	BAC	$30.89	$20.0785

CUSIP: 48130UDU6

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

Pricing supplement dated August 24, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000161577418008719/s112352_424b2.htm

Product supplement no. 4-I dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf

Prospectus supplement and prospectus, each dated April 5, 2018:
http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Amendment no. 1 to pricing supplement dated August 24, 2018 to product supplement no. 4-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018